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                                                                    EXHIBIT 99.1


Press Release

SOURCE: Dynegy Inc.

Dynegy Board of Directors Accepts Resignation of Chuck Watson as Chairman and
CEO

HOUSTON--(BUSINESS WIRE)--May 28, 2002--Dynegy Inc. (NYSE:DYN - News)

     . Glenn Tilton, ChevronTexaco Vice Chairman and Dynegy Director, Appointed as Interim Chairman

     . Dan Dienstbier, President of Northern Natural Gas and Dynegy Director, To Serve as Interim CEO

     .    Steve Bergstrom to Continue as Dynegy Director, President and COO

The Board of Directors of Dynegy Inc. (NYSE:DYN - News) announced today that it has accepted the resignation of Chuck Watson as Chairman and Chief Executive Officer. The Board, at the unanimous request of the independent directors, has appointed Glenn F. Tilton, Vice Chairman of ChevronTexaco and a Dynegy Director, as interim Chairman. Board member Daniel L. Dienstbier, who is President of Northern Natural Gas (NNG), has been appointed interim Chief Executive Officer. The new officers assume their responsibilities effective immediately. Steve Bergstrom is continuing with the Company as President and Chief Operating Officer. Otis Winters will continue to serve as lead director of the Board.

Mr. Tilton said, "Chuck Watson played a critical role in the creation of the merchant energy business and in the emergence of Dynegy as a major force in the global energy industry. Under his leadership, the Company evolved from a small enterprise into a top producer and marketer of energy."

Mr. Watson said, "For 17 years, I have endeavored to build value for all of our stakeholders. Dynegy combines strategic assets, solid management and proven strategies to navigate through the immediate challenges and meet the opportunities ahead. As a shareholder, I fully support the combination of new and existing leadership at this stage of the Company's evolution."

Mr. Tilton, continued, "Today, Dynegy is in an industry that is changing more rapidly and profoundly than ever before. That change creates opportunities, as well as a new set of challenges that must be addressed. In particular, events of the past year have hurt the credibility of this sector and eroded investor confidence. As a result, the changes in the merchant energy sector have been extensive. Fortunately, Dynegy has a solid base of assets and strong business fundamentals."

Mr. Dienstbier said, "I believe that we can move quickly and successfully to address the issues Dynegy is now confronting. Glenn and I will work closely together with Steve Bergstrom and the other talented and dedicated people here toward resolving every issue facing the Company, realizing the value of Dynegy and building for the future. We are committed to taking the actions necessary to demonstrate to our investors, lenders and trading partners the underlying strengths of this Company and its full potential."
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Mr. Bergstrom said, "All of us at Dynegy are grateful for Chuck Watson's vision and leadership in guiding the Company to tremendous success. The new structure announced today will allow our team to focus fully on the key business and operating issues before us. We appreciate the confidence of the Board and ChevronTexaco in our ability to move the Company forward in this changed environment."

Mr. Winters said, "In this environment, Dynegy must convince shareholders and lenders that the company has the best strategy in place to resolve the issues it faces, while generating new momentum in its businesses. We must move ahead squarely focused on three objectives: restore the Company's credibility; build on the strengths of our energy producing assets; and solidify our achievements in energy marketing."

The Dynegy Board of Directors plans to conduct a comprehensive search to fill the Chairman and CEO positions with a leader who has the right combination of experience and skills to address all the opportunities and challenges facing the Company as it moves forward.

Conference Call Simulcast

Dynegy will simulcast a conference call regarding today's announcement live via the Internet on Tuesday, May 28, 2002 at 11:00 a.m. ET, 10:00 a.m. CT. The web cast can be accessed via www.dynegy.com (click on "News and Financials").

About Dynegy

Dynegy Inc. produces and delivers energy, including natural gas, power, natural gas liquids and coal, through its owned and contractually controlled network of physical assets. The company serves customers by aggregating production and supply and delivering value-added solutions to meet their energy needs.

Executive Background

Mr. Tilton joined Texaco in 1970 and held numerous positions across the company before becoming president of Texaco USA in Houston in 1995, and senior vice president and president of Texaco's Global Businesses Unit in 1997. He became chairman of the board and chief executive officer of Texaco Inc. in 2001. Upon the formation of ChevronTexaco, Mr. Tilton was elected a Director of the ChevronTexaco Board and assumed the Vice Chairmanship in October 2001.

Mr. Dienstbier has more than 30 years of experience in the oil and gas industry and held various top executive positions before becoming president of NNG in February 2002, when it was acquired by Dynegy. Mr. Dienstbier also served as president and chief executive officer of Dyco Petroleum Corporation of Minneapolis.

Mr. Winters, who has served on Dynegy's board since 1993, is the retired co-founder and chairman of The PWS Group Inc., a Dallas-based consulting and crisis management firm. He currently serves on the board of PWS Group's successor firm, Glass and Associates. Before forming The PWS Group in 1990, Mr. Winters was founder and president of an Oklahoma-based independent oil and gas exploration and production company and prior to that, executive vice
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president and director of The Williams Companies. He also serves on the board of
AMX Corporation, a designer of electronic equipment.

Mr. Bergstrom has served as President and Chief Operating Officer of Dynegy since August 1999 and as a Director of Dynegy since 1995. He is responsible for the day-to-day execution of Dynegy's strategy across its operating business units. He was formerly President and Chief Operating Officer of Dynegy Marketing and Trade and Executive Vice President of Dynegy. Mr. Bergstrom joined Dynegy's predecessor, Natural Gas Clearinghouse, in 1986 as Vice President of Gas Supply.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.